DISTRIBUTION PLAN

                             CROFT FUNDS CORPORATION


         WHEREAS, Croft Funds Corporation (the "Corporation") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Directors of the Corporation have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Corporation and the owners of shares (the "Shareholders") in the separately-managed portfolios ("Funds") of the Corporation;

         NOW, THEREFORE, the Directors of the Corporation hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

         SECTION 1. The Corporation has adopted this Distribution Plan (the
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"Plan") to enable the Corporation to directly or indirectly bear expenses relating to the distribution of the shares of the Funds as may, from time to time, be added to the Plan and listed on Schedule A attached hereto.

         SECTION 2. The Corporation will pay broker/dealers and other financial
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institutions a fee not to exceed the annual rate specified on Schedule A hereto as compensation for distribution or shareholder services they provide. The actual fee to be paid by the Corporation to broker/dealers and financial institutions will be negotiated based on the extent and quality of services provided, and will be set forth in an agreement that meets the requirements of
Section 3(b) and Section 7 herein.

         SECTION 3. This Plan shall not take effect as to a Fund until it has
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been approved (a) by a vote of at least a majority of the outstanding shares of such Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Directors of the Corporation and (ii) the Qualified Directors (as defined herein), cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 4. This Plan shall continue in effect for a period of more than
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one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.





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         SECTION 5. Any person authorized to direct the disposition of monies
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paid or payable by the Corporation pursuant to this Plan or any related agreement shall provide to the Directors of the Corporation, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 6. This Plan may be terminated at any time by the vote of a
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majority of the Qualified Directors or, with respect to shares of a Fund, by vote of a majority of the outstanding shares of the Fund. Termination by the shareholders of a Fund will not affect the validity of this Plan with respect to the shares of any other Fund.

         SECTION 7. All agreements with any person relating to implementation of
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this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Directors or with respect to shares of a Fund, by vote of a majority of the outstanding shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may be amended in the manner provided in Part (b)
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of Section 3 herein for the approval of this Plan; provided, however, that the
Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of a Fund without the approval of a majority of the outstanding shares of such Fund of the Corporation.

         SECTION 9. While this Plan is in effect, the selection and nomination
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of those Directors who are not interested persons of the Corporation shall be committed to the discretion of the Directors then in office who are not interested persons of the Corporation.

         SECTION 10. As used in this Plan, (a) the term "Qualified Directors"
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shall mean those Directors of the Corporation who are not interested persons of the Corporation, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.



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         SECTION 11. This Plan shall not obligate the Corporation or any other
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party to enter into an agreement with any particular person.


May 1, 1995



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                                   SCHEDULE A

                          Maximum Rule 12b-1 Plan Fees

         FUND                                         PERCENTAGE OF NET ASSETS
         ----                                         ------------------------

Croft-Leominster Value Fund                                    _____%

Croft-Leominster Income Fund                                   _____%






Dated this 1st day of
May, 1995.



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